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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934



                 DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                 DECEMBER 15, 1998


                           COMMISSION FILE NUMBER 1-13373



                            THE PETERSEN COMPANIES, INC.
               (Exact name of Registrant as specified in its charter)


                DELAWARE                               36-4099296
      (State or other jurisdiction of      (I.R.S. Employer Identification No.)
       incorporation or organization)

           6420 WILSHIRE BOULEVARD
           LOS ANGELES, CALIFORNIA                      90048
    (Address of principal executive offices)          (Zip Code)


         Registrant's Telephone Number, Including Area Code: (213) 782-2000



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Item 2.  Acquisition or Disposition of Assets

     On December 15, 1998, Petersen Publishing Company, L.L.C. (the "Company"), a wholly owned subsidiary of The Petersen Companies, Inc. acquired six magazines and other related assets from the CurtCo Freedom Group ("CurtCo") pursuant to an Asset Sale and Purchase Agreement, dated December 15, 1998 among the Company, CurtCo and the other parties named therein.

     The consideration paid was $61.2 million, which included $5.7 million of accounts receivable. The consideration for the acquisition was determined through arms-length negotiations between the Company and CurtCo. The funds required for the purchase price were derived primarily from borrowings under the Company's Senior Secured Revolving Credit Facility with First Union Bank and a syndicate of other lenders.

     The six acquired magazines include HOME THEATER, HOME THEATER BUYER'S GUIDE, HOME THEATER INTERIORS, DIGITAL HOME ENTERTAINMENT, MOBILE COMPUTING AND COMMUNICATIONS and PORTABLE COMPUTING. The combined total revenues of these publications was approximately $19.2 million for the year ending December 31, 1998.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired.

     The required financial statements will be filed on or prior to February 28, 1999.

(b)  Pro Forma Financial Information.

     The required pro forma information will be filed on or prior to February 28, 1999.

(c)  Exhibits.

     Exhibit
     Number                             Document Description
     2.1 Asset Sale and Purchase Agreement by and among Petersen Publishing Company, L.L.C., CurtCo Freedom Group, L.L.C., and, for purposes of Section 4, Section 7.1(c), Section 7.7 and Section 8 only, Freedom Magazines, Inc. and CurtCo Publishing and, for purposes of Section 8 only, William J. Curtis dated December 15, 1998.



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                                     SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                The Petersen Companies, Inc.

Dated:   December 28, 1998

                                By: /s/ Richard S Willis
                                    --------------------
                                    Richard S Willis
                                    Executive Vice President and
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)